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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                  FindWhat.com
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                   317794 10 5
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                                 (CUSIP Number)

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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)






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     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                             SEC 1745 (02-06-98)

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CUSIP No.   317794 10 5               13G                  Page  2  of  5  Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andrew M. Lessman
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                       (b) [_]
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
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                         5.   SOLE VOTING POWER

      NUMBER OF               1,469,238
                         -------------------------------------------------------
     BENEFICIALLY        6.   SHARED VOTING POWER

       OWNED BY               0
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        EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING               1,469,238
                         -------------------------------------------------------
       PERSON            8.   SHARED DISPOSITIVE POWER

        WITH                  0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,469,238
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                       [_]


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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.6%
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12.  TYPE OF REPORTING PERSON*

     IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                           Page  3  of  5  Pages
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Item 1(a).  Name of Issuer

            FindWhat.com

Item 1(b).  Address of Issuer's Principal Executive Offices

            121 West 27th Street, Suite 903, New York, NY 10001

Item 2(a).  Name of Person Filing

            Andrew M. Lessman

Item 2(b).  Address of Principal Business Office, or, if None, Residence

            430 Parkson Road
            Henderson, NV 89015

Item 2(c).  Citizenship

            United States of America

Item 2(d).  Title of Class of Securities

            This statement relates to the Common Stock ($.001 par value per share).

Item 2(e).  CUSIP Number

            317794 10 5

Item 3.     Not Applicable

Item 4.     Ownership

            (a) Amount Beneficially Owned: 1,469,238 (including 375,000 shares which could be purchased upon the exercise of warrants, exercisable within 60 days of January 31, 2002).

            (b) Percent of Class: 8.6% (based on 16,616,802 shares of Common Stock reported outstanding as of December 1, 2001, in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 4, 2002, File No. 333-76144).

            (c) Number of shares as to which such person has:

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                                                           Page  4  of  5  Pages
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                (i)   sole power to vote or to direct the vote:

                      1,469,238

                (ii)  shared power to vote or to direct the vote:

                      0

                (iii) sole power to dispose or to direct the disposition of:

                      1,469,238

                (iv)  shared power to dispose or to direct the disposition of:

                      0

Item 5.     Ownership of Five Percent or Less of a Class

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Clarification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable

Item 8.     Identification and Classification of Members of the Group

            Not Applicable

Item 9.     Notice of Dissolution of Group

            Not Applicable

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                           Page  5  of  5  Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                      1-31-2002
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                                                        Date

                                                /s/ Andrew M. Lessman
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                                                      Signature

                                                  Andrew M. Lessman
                                     -------------------------------------------
                                                     Name/Title